Exhibit 10.4

AGREEMENT OF PURCHASE AND SALE OF ASSETS

AMONG

ORGANIC HOLDING COMPANY, INC.

VINAIGRETTES LLC

AND

DAN KARZEN

October 27, 2006

Table of Contents

ARTICLE 1	PURCHASE AND SALE OF ASSETS	1
1.1	SALE AND TRANSFER OF ASSETS	1
1.2	CONSIDERATION FROM BUYER AT CLOSING	2
1.3	NO ASSUMPTION OF LIABILITIES	2
1.4	ALLOCATION OF PURCHASE PRICE	2
1.5	TAXES	2

ARTICLE 2	SELLING PARTIES’ REPRESENTATIONS AND WARRANTIES	3
2.1	ORGANIZATION, STANDING AND QUALIFICATION OF COMPANY	3
2.2	MEMBERSHIP INTERESTS	3
2.3	SUBSIDIARIES	3
2.4	TAX RETURNS AND AUDITS	3
2.5	TITLE TO ASSETS	3
2.6	LABOR AND EMPLOYMENT	4
2.7	COMPLIANCE WITH LAWS	4
2.8	LITIGATION	4
2.9	AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION	4
2.10	AUTHORITY AND CONSENTS	5

ARTICLE 3	BUYER’S REPRESENTATIONS AND WARRANTIES	5
3.1	ORGANIZATION, STANDING AND QUALIFICATION OF BUYER	5
3.2	AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION	5
3.3	AUTHORITY AND CONSENTS	5
3.4	AS—IS PURCHASE	6

ARTICLE 4	THE CLOSING	6
4.1	TIME AND PLACE	6
4.2	SELLING PARTIES’ OBLIGATIONS AT CLOSING	6
4.3	BUYER’S OBLIGATIONS AT CLOSING	7

ARTICLE 5	SELLING PARTIES’ OBLIGATIONS AFTER CLOSING	8
5.1	INDEMNIFICATION	8
5.2	SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS	9
5.3	NON-COMPETITION	9

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5.4	CONFIDENTIAL INFORMATION	9
5.5	POST CLOSING ESCROW.	10

ARTICLE 6	MISCELLANEOUS	11
6.1	RETENTION OF AND ACCESS TO RECORDS	11
6.2	PUBLICITY	12
6.3	FINDER’S OR BROKER’S FEES	12
6.4	EXPENSES	12
6.5	INTERPRETATION AND EFFECT OF HEADINGS	12
6.6	ENTIRE AGREEMENT; MODIFICATION; WAIVER	12
6.7	COUNTERPARTS	12
6.8	PARTIES IN INTEREST	13
6.9	ASSIGNMENT	13
6.10	ARBITRATION	13
6.11	RECOVERY OF LITIGATION COSTS	13
6.12	NOTICES	14
6.13	GOVERNING LAW	14
6.14	SEVERABILITY	15

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AGREEMENT OF PURCHASE AND SALE OF ASSETS

THIS AGREEMENT OF PURCHASE AND SALE OF ASSETS is made as of October    , 2007, by and among Vinaigrettes LLC, a California limited liability company doing business as “Vinaigrettes Catering Company” (“Company”), Dan Karzen (“Member”), and Organic Holding Company, Inc., a Delaware corporation (“Buyer”).  Company and Member are collectively referred to in this agreement as “Selling Parties.”  This agreement is made under the following circumstances:

A.            Buyer desires to purchase from Company and Company desires to sell to Buyer, on the terms and subject to the conditions of this agreement, certain business and properties of Company; and

B.            Selling Parties desire that this transaction be consummated on the terms and subject to the conditions of this agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1   SALE AND TRANSFER OF ASSETS.

Subject to the terms and conditions set forth in this agreement, Company shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase from Company, all of the assets, properties, and business of Company of every kind, character, and description, whether tangible, intangible, personal, or mixed, and wherever located, all of which are collectively referred to as the assets, other than property and rights specifically excluded in Schedule 1 attached to this agreement. The assets acquired by Buyer pursuant to this agreement (the “Acquired Assets”) shall include, without limitation, the following:

1.1(a)      All property and other rights listed in Schedule 1 attached to this agreement; and

1.1(b)      All other supplies, materials, work-in-progress, finished goods, equipment, machinery, furniture, fixtures, deposits, rights and claims to refunds and adjustments of any kind (except for taxes, contracts or liabilities with respect to which Buyer is not assuming), and intellectual property rights, including, without limitation, copyrights, service marks, trade secrets, recipes, patent rights, and royalty rights.

1.2   CONSIDERATION FROM BUYER AT CLOSING.

The total purchase price of the Acquired Assets shall be $1,000,000.  As payment of such purchase price, Buyer shall deliver to Seller the following:

1.2(a)      Cash to Seller.  At the Closing (as hereinafter defined), by wire transfer to an account designated by Seller or by bank cashier’s check, the amount of U.S. $950,000.

1.2(b)      Cash to Escrow Agent.  At the Closing, by wire transfer to an account designated by Escrow Agent (as hereinafter defined) or by bank cashier’s check payable to Escrow Agent, the amount of U.S. $50,000.00 (the “Escrow Deposit”).

1.3   NO ASSUMPTION OF LIABILITIES.

Buyer assumes no contracts, obligations, debts or liabilities under this agreement, other than those listed on Schedule 1.3, if any.  It is expressly understood and agreed that Buyer shall not be liable for any of the contracts, obligations, debts or liabilities of Company of any kind and nature, other than those listed on Schedule 1.3, if any.

1.4   ALLOCATION OF PURCHASE PRICE.

The purchase price of the Acquired Assets shall be allocated as follows:

1.	Inventory	$12,000

2.	Furniture and Equipment	$15,000

3.	Motor Vehicles	$6,000

4.	Covenant not to Compete	$150,000

5.	Customer Lists	$350,000

6.	Goodwill	$467,000

	Total Purchase Price	$1,000,000

Each of the parties shall report this transaction for federal and state tax purposes in accordance with this allocation of the purchase price.

1.5   TAXES.

Company shall pay all sales and use taxes arising out of the transfer of the Acquired Assets and shall pay its portion, prorated as of the Closing Date, of state and local real and

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personal property taxes, and all other taxes of Company’s business.  Buyer shall not be responsible for any business, sales, occupation, withholding, or similar tax, or any taxes of any kind related to any period before the Closing Date.

ARTICLE 2

SELLING PARTIES’ REPRESENTATIONS AND WARRANTIES

Selling Parties, jointly and severally, represent and warrant that:

2.1   ORGANIZATION, STANDING AND QUALIFICATION OF COMPANY.

Company is a limited liability company duly organized, validly existing, and in good standing under the laws of California and has all necessary powers to own its properties and to operate its business as now owned and operated by it; and neither the ownership of its properties nor the nature of its business requires Company to be qualified in any jurisdiction other than the state of its organization where the failure to qualify would have a material adverse effect on its business.

2.2   MEMBERSHIP INTERESTS.

Member is the sole manager of the Company and holds a majority of the membership interests of the Company free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions.  There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer any additional membership interests, or any other interests in the Company.

2.3   SUBSIDIARIES.

Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business, trust, or other entity.

2.4   TAX RETURNS AND AUDITS.

Except as set forth on Schedule 2, within the times and in the manner prescribed by law, Company has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable, including without limitation all sales taxes.  There are no present disputes as to taxes of any nature payable by Company.

2.5   TITLE TO ASSETS.

Company has good and marketable title to the Acquired Assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the business of Company.  Except as set forth on Schedule 2, all these assets are free and clear

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of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (i) the lien of current taxes not yet due and payable, and (ii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets, nor materially impair business operations.  To the best knowledge of Selling Parties, Company does not occupy any real property in violation of any law, regulation, or decree.

2.6           LABOR AND EMPLOYMENT

There is no pending nor, to Selling Parties’ knowledge, threatened labor dispute, strike, or work stoppage affecting Company’s business.  Seller is not a party to any collective bargaining agreement.

2.7   COMPLIANCE WITH LAWS.

Company has complied with and is not in violation of applicable federal, state, or local statutes, laws, and regulations (including, without limitation, any applicable employment, immigration, building, zoning, environmental, or other law, ordinance, or regulation) affecting or relating to its properties, employees, or the operation of its business.  Company has all licenses and permits required to operate its business, and no governmental or third party approval is required to assign and transfer such licenses and permits, if any, to Buyer pursuant to this agreement.

2.8   LITIGATION.

There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation, pending or threatened, to the best knowledge of Selling Parties, against or affecting Company or its business, assets, or financial condition.  Company is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.  Except as set forth in Schedule 2, Company is not presently engaged in any legal action to recover monies due to it or damages sustained by it.

2.9   AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION.

The consummation of the transactions contemplated by this agreement will not result in or constitute any of the following:  (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of organization or operating agreement of Company or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement

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to which Member or Company is a party or by which either of them or the property of either of them is bound; or (ii) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Company.

2.10AUTHORITY AND CONSENTS.

Selling Parties have the right, power, legal capacity, and authority to enter into, and perform their respective obligations under, this agreement, and no approvals or consents of any persons other than Company’s members are necessary in connection with it.  The execution and delivery of this agreement by Company has been duly authorized by all necessary action.

ARTICLE 3

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants that:

3.1   ORGANIZATION, STANDING AND QUALIFICATION OF BUYER.

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all necessary powers to own its properties and to operate its business as now owned and operated by it.  Buyer is duly qualified to do intrastate business and is in good standing in California and in each other jurisdiction in which the nature of Buyer’s business or of its properties makes such qualification necessary.

3.2   AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION.

The consummation of the transactions contemplated by this agreement will not result in or constitute any of the following:  (i) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Buyer or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer is a party or by it or its property is bound; or (ii) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Buyer.

3.3   AUTHORITY AND CONSENTS.

Buyer has the right, power, legal capacity, and authority to enter into, and perform its obligations under, this agreement, and no approvals or consents of any persons other than Buyer are necessary in connection with it.  The execution and delivery of this agreement by Buyer has been duly authorized by all necessary action.

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3.4   AS—IS PURCHASE

Buyer acknowledges that the Acquired Assets which constitute tangible personal property (the “Tangible Personal Property”) shall be purchased on an “As-Is,” “Where-Is” basis and no implied representations or warranties are intended or made in connection with such purchase.  Buyer acknowledges that it has had a reasonable opportunity to make and has made an independent investigation of all aspects of the Tangible Personal Property that it deemed appropriate.  Buyer and not Company assumes any and all costs to repair and maintain the Tangible Personal Property.

ARTICLE 4

THE CLOSING

4.1           TIME AND PLACE.

The transfer of the Acquired Assets by Company to Buyer (the “Closing”) shall occur on the date of this Agreement (the “Closing Date”) at 126 South Glendale Boulevard, Los Angeles, California, or such other location which the parties agree upon.

4.2           SELLING PARTIES’ OBLIGATIONS AT CLOSING.

At the Closing, Selling Parties shall deliver or cause to be delivered to Buyer:

4.2(a)      The Lease of the property commonly known as 126 South Glendale Boulevard, Los Angeles, California substantially in the form of Exhibit A attached to this agreement (the “Lease”).

4.2(b)      A Bill of Sale with respect to the Acquired Assets.

4.2(c)      Instruments of assignment and transfer of all other Acquired Assets wherever situated.

4.2(d)      An employment Offer Letter from Buyer in the form of Exhibit B attached to this agreement, signed by Dan Karzen (the “Offer Letter”).

4.2(e)      Certificates of title with respect to all of Company’s motor vehicles being acquired hereunder, endorsed for transfer to Buyer and accompanied by all documents and fees required to transfer record title to such vehicles to Buyer.

Simultaneously with the consummation of the transfer, Company, through its officers, agents, and employees, will put Buyer into full possession and enjoyment of all properties and assets to be conveyed and transferred by this agreement.

Selling Parties, at any time on or after the Closing Date, shall execute, acknowledge, and

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deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by Buyer, and will take any other action consistent with the terms of this agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred by this agreement.  If requested by Buyer, Company shall prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this agreement and that require prosecution or enforcement in Company’s name.  Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Buyer’s expense, unless the prosecution or enforcement is made necessary by a breach of this agreement by the Selling Parties, or any of them.

As soon as reasonably practicable following the Closing, Seller shall (i) take all action required to change Company’s name to                                              , (ii) take all action required to terminate its Fictitious Business Name Statement for “Vinaigrettes Catering Company,” and (iii) not use or employ in any manner directly or indirectly the word “Vinaigrettes” alone or in combination with any other words.

Within one (1) week following the Closing, Seller shall pay in full all of its obligations (whether or not then due and payable) under its LLC gross receipts tax payment and city tax payment agreements.

4.3           BUYER’S OBLIGATIONS AT CLOSING.

At the Closing, Buyer shall deliver the following instruments and documents:

4.3(a)      $950,000, by wire transfer to an account designated by Seller or by bank cashier’s check.

4.3(b)      $50,000, by wire transfer to an account designated by Escrow Agent or by bank cashier’s check.

4.3(c)      The Offer Letter, signed on behalf of Buyer.

4.3(d)      The Lease.

4.3(e)      Secretary’s Certificate and copy of a Resolution of the Board of Directors approving this agreement.

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ARTICLE 5

SELLING PARTIES’ OBLIGATIONS AFTER CLOSING

5.1   INDEMNIFICATION.

5.1(a)      Selling Parties shall, jointly and severally, indemnify, defend, and hold Buyer harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including without limitation, interest, penalties, and reasonable attorneys’ fees, incurred or suffered by Buyer that arise from, result from, or relate to any (a) breach of, or failure by Selling Parties to perform, any of their representations, warranties, covenants, or agreements in this agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties under this agreement (an “Agreement Claim”), or (b) any contract, debt, liability, or obligation of Company, including without limitation any contract, debt, liability or obligation arising from, resulting from or relating to the ownership and operation of the Acquired Assets before the Closing (a “Liability Claim”); provided, however, that (i) Selling Parties’ liability under this paragraph shall not exceed $300,000 except in the case of a breach or failure to perform under Sections 2.2 (Membership Interests), 2.4 (Tax Returns and Audits), 5.3 (Non-Competition), or 6.2 (Finder’s or Broker’s Fees) or fraud, and (ii) Selling Parties shall not be liable for the first $15,000 of liability for any Agreement Claim.

5.1(b)      Buyer shall indemnify, defend, and hold Selling Parties harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including without limitation, interest, penalties, and reasonable attorneys’ fees, incurred or suffered by Selling Parties that arise from, result from, or relate to (a) any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants, or agreements in this agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Buyer under this Agreement (an “Agreement Claim”), or (b) any contract, debt, liability, or obligation of Company assumed by Buyer under this Agreement and any contract, debt, liability or obligation arising from, resulting from or relating to the ownership and operation of the Acquired Assets after the Closing.

5.1(c)      Each party (an “Indemnified Party”) shall notify the other party or parties (the “Indemnifying Party”) of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give the

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Indemnifying Party a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense.  If the Indemnifying Party shall, within a reasonable time after this notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.  If the claim is one that cannot by its nature be defended solely by the Indemnifying Party (including, without limitation, any federal or state tax proceeding), then the Indemnified Party shall make available and cause to be made available all information and assistance that Selling Parties may reasonably request.

5.2   SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS.

All representations, warranties, covenants, and agreements of the parties contained in this agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing until one (1) year after the Closing Date; provided that (a) the representations and warranties in Sections 2.2 (Membership Interests) and 2.4 (Tax Returns and Audits), shall survive the Closing until the expiration of the applicable statute of limitations, (b) the obligations in Section 5.3 (Non-Competition) shall survive the Closing for the period specified in Section 5.3, and (c) the obligations in Section 5.4 (Confidential Information) shall survive indefinitely.

5.3   NON-COMPETITION.

Neither Company nor Dan Karzen shall at any time during the two (2) year period immediately after the Closing directly or indirectly engage in, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity within the United States, which activity is the same as, similar to, or competitive with any activity that has been carried on or is now being carried on by Company in the United States, so long as the Buyer or any successor shall engage in that activity in the United States.

5.4   CONFIDENTIAL INFORMATION.

The Selling Parties shall not divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secret of Company, including without limitation personnel information, secret processes, know-how, customer lists, recipes, formulas, or other technical data.  Any information or data

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Selling Parties have acquired on any of these matters or items was received in confidence and as fiduciaries of Company.

5.5           POST CLOSING ESCROW.

At the Closing, Buyer shall deposit the Escrow Deposit into escrow with Rogin, Nassau, Caplan, Lassman & Hirtle, LLC (the “Escrow Agent”) as security for Selling Parties’ indemnification obligations under Section 5.1(a) of this Agreement.  The following terms and conditions shall govern the Escrow Deposit.

5.5(a)      The Escrow Agent shall invest the Escrow Deposit in an interest bearing account (with interest, the “Escrow Account”) to be disbursed as provided for herein.

5.5(b)      Buyer may at any time before February 1, 2007 (the “Cut-Off Date”) give written notice to Selling Parties and the Escrow Agent that Buyer has (i) a Liability Claim against Selling Parties or (ii) an Agreement Claim against Selling Parties which individually or together with other Agreement Claims exceeds $15,000  Any such notice shall contain a description of each claim and the amount thereof, and be signed by an officer of Buyer.

5.5(c)      If the Escrow Agent and Buyer do not receive from Selling Parties prior to the thirtieth (30th) day following the date of receipt of such notice from Buyer, a written notice from Selling Parties disputing the claim, the Escrow Agent shall pay to Buyer an amount equal to the claim asserted in Buyer’s notice of claim.

5.5(d)      If Selling Parties deliver a notice of dispute to the Escrow Agent and Buyer within the thirty (30) day period, then the Escrow Agent shall refrain from disbursing from the Escrow Account the amount disputed in the notice from Selling Parties unless pursuant to or in accordance with: (i) a written authorization signed by Selling Parties and Buyer, which authorization shall set forth the distribution from the Escrow Account, or (ii) a certified copy of a final judgment of a court of competent jurisdiction following an arbitration pursuant to Section 6.10 (Arbitration); provided, however, that a certified copy of a final judgment shall be effective only if no right of appeal exists, the time for appeal has expired and no appeal has been perfected, or all appeals have been exhausted.

5.5(e)      On the Cut-Off Date, any and all funds in the Escrow Account, including any interest earned, in excess of that which the Escrow Agent is or may be required to pay by reason of a claim notice delivered by Buyer in accordance with this section and which have not

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theretofore been paid, shall be distributed to Seller without the requirement of any further act or consent by either Buyer or Seller.

5.5(f)       In the event of a dispute or disagreement under this Section, the Escrow Agent shall have the right to retain the Escrow Account as provided in Section 5.5(d) or commence an action for interpleader and in connection therewith, to deposit the Escrow Account with the court having jurisdiction over the interpleader action and thereafter, the Escrow Agent shall be discharged from any further liability under this Agreement.  Following the commencement of the interpleader action, the dispute or disagreement shall be referred to arbitration pursuant to section 6.10 (Arbitration).

5.5(g)      The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it under this Agreement, believed by it to be genuine, and believed by it to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be liable for any action taken by it in good faith, and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement.  Accordingly, the Escrow Agent shall only be responsible for losses caused by its gross negligence or willful misconduct.  The Escrow Agent shall have no liability whatsoever arising out of its investment of the escrowed funds.  The Escrow Agent shall be entitled to recover from the Escrow Account its reasonable legal fees and disbursements in any action or proceeding to determine the parties’ rights to the Escrow Account.

5.5(h)      Buyer and Seller waive any conflict which may be created by the Escrow Agent being the attorney for a party to this agreement, including but not limited to, the Escrow Agent’s continued representation of such party in any matter related to the Escrow Account including any dispute, arbitration or litigation which may arise hereunder or under any document delivered in connection herewith, and expressly consent to such continued representation by the Escrow Agent.

ARTICLE 6

MISCELLANEOUS

6.1      RETENTION OF AND ACCESS TO RECORDS

After the Closing Date, Company shall retain all of its books and records (including any financial information stored electronically) for not less than two (2) years after the Closing Date.  Company also shall provide Buyer and its employees, agents, accountants and advisors

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reasonable access to such books and records, during normal business hours and on at least three days’ prior written notice, to enable them to prepare audited financial statements.

6.2      PUBLICITY.

All notices to third parties and all other publicity concerning the transactions contemplated by this agreement shall be jointly planned and coordinated by and between Buyer and Selling Parties.  None of the parties shall act unilaterally in this regard without the prior written approval of the others; this approval shall not be unreasonably withheld.

6.3      FINDER’S OR BROKER’S FEES.

Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions.

6.4      EXPENSES.

Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this agreement and in closing and carrying out the transactions contemplated by this agreement.

6.5      INTERPRETATION AND EFFECT OF HEADINGS.

This agreement shall be construed as if drafted jointly by all the parties.  The subject headings of the paragraphs and subparagraphs of this agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

6.6      ENTIRE AGREEMENT; MODIFICATION; WAIVER.

This agreement constitutes the entire agreement among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such subject matter.  No supplement, modification, or amendment of this agreement shall be binding unless executed in writing by all the parties.  No waiver of any of the provisions of this agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

6.7      COUNTERPARTS.

This agreement may be executed in multiple counterparts, each of which constitutes an

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original, and all of which, collectively, constitute only one agreement.  The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by U.S. mail, overnight courier, facsimile, or email is as effective as executing and delivering this agreement in the presence of the other parties to this agreement.  This agreement is effective upon delivery of one executed counterpart from each party to Edward J. Willig, Esq.

6.8      PARTIES IN INTEREST.

Nothing in this agreement, whether express or implied, is intended to confer any rights or remedies under or by any reason of this agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this agreement.

6.9      ASSIGNMENT.

This agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, but shall not be assignable by any party without the prior written consent of the other parties.

6.10    ARBITRATION.

Any dispute, claim or controversy arising out of or relating to this agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California.  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on the arbitration award may be entered in any court having jurisdiction.  This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

6.11    RECOVERY OF LITIGATION COSTS.

If any legal action, arbitration or other proceeding is brought for the enforcement of this agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

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6.12    NOTICES.

All notices, requests, demands, and other communications under this agreement shall be in writing and shall be deemed to have been duly given on the date of service or mailing if served personally on the party to whom notice is to be given, or if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Selling Parties at:	Mr. Dan Karzen Vinaigrettes LLC 11740 Wilshire Boulevard # 1605 Los Angeles, CA 90025

With copies to:	Martin H. Blank, Jr., Esq. 1990 S. Bundy Drive, Suite 540 Los Angeles, CA 90025-5244

Rogin Nassau Caplan Lassman & Hirtle LLC CityPlace I, 22nd Floor 185 Asylum Street Hartford, CT 06103-3460 Attn: Iris J. Brown

To Buyer at:	Mr. Jason Brown Chief Executive Officer Organic Holding Company, Inc. 601 Union Street, Suite 3700 Seattle, WA 98101

With a copy to:	Edward J. Willig, Esq. Carr, McClellan, Ingersoll, Thompson & Horn Professional Law Corporation 216 Park Road Burlingame, CA 94011-4206

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

6.13    GOVERNING LAW.

This agreement shall be construed in accordance with, and governed by, the laws of the State of California.

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6.14    SEVERABILITY

If any provision of this agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this agreement be construed to remain fully valid, enforceable, and binding on the parties.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the parties to this agreement have duly executed it as of the day and year first above written.

ORGANIC HOLDING COMPANY, INC. a Delaware corporation		VINAIGRETTES LLC a California limited liability company
doing business as
By:	/s/ Jason Brown	“VINAIGRETTES CATERING CO.”
Jason Brown
	Chief Executive Officer	By:	/s/ Dan Karzen
Dan Karzen, Manager

/s/ Dan Karzen
DAN KARZEN, Individually

AGREED TO FOR PURPOSES OF SECTION 5.5 ONLY:

ROGIN, NASSAU, CAPLAN, LASSMAN & HIRTLE, LLC

By:
Iris Brown Escrow Agent

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LIST OF EXHIBITS AND SCHEDULES

Schedule	Description

1.	Acquired Assets

1.3	Assumed Contracts and Liabilities

2.	Disclosure Schedule

Exhibit	Section	Description

A.	4.2(a)	Lease

B.	4.2(d)	Offer Letter

17

SCHEDULE 1

ASSETS OF VINAIGRETTES LLC

Acquired Assets:

Inventory
Furniture
Fixtures
Equipment
Motor vehicles, unless excluded
Leasehold improvements
Telephone numbers
Web sites
URL’s
Trademarks
Trade names
Customer lists
Goodwill
Licenses and Permits

Excluded Assets:

Cash
Accounts receivable
Walk-in refrigerator and freezer
Built-in HVAC and wall air conditioner
Wok table, refrigerator and related equipment and utensils owned by Asean Chef, S. Lee.
Hood and fire retardant system
Leased Toyota 4-Runner
Any interest in real estate.

SCHEDULE 1.3

ASSUMED CONTRACTS & LIABILITIES

Two leased photocopiers
Two Vehicle (Van) loans
Linen Contract

SCHEDULE 2

DISCLOSURE SCHEDULE

Set forth below are exceptions to the representations and warranties of the Selling Parties made in Article 2 of the Agreement of Purchase and Sale of Assets dated as of October      , 2007, by and among Vinaigrettes LLC, a California limited liability company doing business as “Vinaigrettes Catering Company” (“Company”), Dan Karzen (“Member”), and Organic Holding Company, Inc., a Delaware corporation (“Buyer”).  Company and Member are collectively referred to in the agreement and in this Disclosure Schedule as “Selling Parties.”  All capitalized terms used in this Disclosure Schedule and not defined in this Disclosure Schedule have the same meanings given to such terms in the agreement.

1. Dispute with worker’s compensation insurer;
2. The Company has a collection matter against a former employee;
3. The Company has an LLC gross receipts tax payment agreement;
4. Car lease;
5. One year linen company contract;
6. Two leased photocopiers, one year left before owned;
7. The Company has a city tax payment agreement;
8. Insurance policies;
9. Loans on the two vans;
10. Mortgage on the building.

2

EXHIBIT A

LEASE

3

REAL ESTATE LEASE

(SINGLE TENANT FACILITY)

ARTICLE ONE: BASIC TERMS

This Article One contains the Basic Terms of this Lease between the Landlord and Tenant named below. Other Articles and Sections of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

Section 1.01. Date of Lease: October 27, 2006

Section 1.02. Landlord:	Vinaigrettes, LLC

Address of Landlord:	c/o Iris J. Brown
Rogin, Nassau, Caplan, Lassman & Hirtle, LLC
CityPlace l – 22nd Floor
185 Asylum Street
Hartford, CT 06103-3460

Section 1.03. Tenant:	Organic Holding Company, Inc.

Address of Tenant:	601 Union Street, Suite 3700
Seattle, WA 98101

Section 1.04. Property:	126 South Glendale Boulevard, Los Angeles, CA 90026

Section 1.05. Lease Term: one (1) year beginning on October 28, 2006 and ending on October 30, 2007.

Section 1.06. Permitted Uses: (See Article Five.) Operation of a catering and food service business.

Section 1.07. Tenant’s Guarantor: Not Applicable.

Section 1.08. Broker: Not Applicable.

Section 1.09. Security Deposit: (See Section 3.03) Nineteen Thousand Eight Hundred Dollars ($19,800).

Section 1.10. Rent and Other Charges Payable by Tenant:

(a)           BASE RENT:

(i)            No Base Rent for the first two months of the Lease Term.

(ii)           Thereafter, $6,600.00 per month through the end of the Lease Term. In the event that Tenant exercises the option referred to below to extend the Lease then the Base Rent shall increase annually commencing on the first day of the Extended Term (as hereinafter defined) by an amount equal to six percent (6%) of the prior year’s Base Rent.

(b)           OTHER PERIODIC PAYMENTS: (i) Real Property Taxes (See Section 4.02); (ii) Utilities (See Section 4.03); (iii) Insurance Premiums (See Section 4.04); (iv) Impounds for Insurance Premiums and Property Taxes (See Section 4.07): and (v) Maintenance, Repairs and Alterations (See Article Six).

Section 1.11. Landlord’s Share of Profit on Assignment or Sublease: (See Section 9.04) fifty percent (50%) of the Profit (the “Landlord’s Share”).

ARTICLE TWO: LEASE TERM

Section 2.01. Lease of Property For Lease Term. Landlord leases the Property to Tenant and Tenant leases the Property from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.05 above and shall begin and end on the dates specified in Section 1.05 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The “Commencement Date” shall be the date specified in Section 1.05 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

Section 2.02. [Intentionally Deleted]

Section 2.03. Early Occupancy. If Tenant occupies the Property prior to the Commencement Date, Tenant’s occupancy of the Property shall be subject to all of the provisions of this Lease. Early occupancy of the Property shall not advance the expiration date of this Lease. Tenant shall pay Base Rent and all other charges specified in this Lease for the early occupancy period.

Section 2.04. Holding Over. Tenant shall vacate the Property upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages which Landlord incurs from Tenant’s delay in vacating the Property. If Tenant does not vacate the Property upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant’s occupancy of the Property shall be a “month-to-month” tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy, except that the Base Rent then in effect shall be increased by fifty percent (50%).

ARTICLE THREE: BASE RENT

Section 3.01. Time and Manner of Payment. On or before the start of the third month of the Lease Term, Tenant shall pay Landlord the Base Rent in the amount stated in Section 1.10(a) above for the third month of the Lease Term. On the first day of each month of the Lease Term (and the Extended Term if applicable) thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand. The Base Rent shall be payable at Landlord’s address or at such other place as Landlord may designate in writing.

Section 3.02. Cost of Living Increases. Not Applicable.

Section 3.03. Security Deposit; Increases.

(a)           Upon the execution of this Lease, Tenant shall deposit with Landlord a cash Security Deposit in the amount set forth in Section 1.09 above. Landlord may apply all or part of the Security Deposit to any unpaid rent or other charges due from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord’s written request. Tenant’s failure to do so shall be a material default under this Lease. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit. The amount of the Security Deposit shall not constitute a limitation on the amount of damages that Landlord is entitled to recover in the event of a breach of this Lease by Tenant.

(b)           Each time the Base Rent is increased. Tenant shall deposit additional funds with Landlord sufficient to increase the Security Deposit to an amount which bears the same relationship to the adjusted Base Rent as the initialSecurity Deposit bore to the initial Base Rent.

Section 3.04. Termination; Advance Payments. Upon termination of this Lease under ArticleSeven (Damage or Destruction), Article Eight (Condemnation) or any other termination not resulting from Tenant’s default, and after Tenant has vacated the Property in the manner required by this Lease, Landlord shall refund or credit to Tenant (or Tenant’s successor) the unused portion of the Security Deposit, any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes and other reserves which apply to any time periods after termination of the Lease.

Section 3.05. Partial Month. Should the Commencement Date be a day of the month other than the first day of such month, then the Basic Rent for the first fractional month shall be computed on a daily basis for the period from the Commencement Date to the end of such calendar month and at an amount equal to one/three hundred and sixtieth (1/360th) of the Minimum Annual Rental for each such day. Rental for such partial month shall be due and payable prior to the Commencement Date.

ARTICLE FOUR: OTHER CHARGES PAYABLE BY TENANT

Section 4.01. Additional Rent. All charges payable by Tenant other than Base Rent are called “Additional Rent” Unless this Lease provides otherwise. Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent. The term “rent” shall mean Base Rent and Additional Rent.

Section 4.02. Property Taxes.

(a)           Real Property Taxes. Tenant shall pay all real property taxes on the Property (including any fees, taxes or assessments against, or as a result of, any tenant improvements installed on the Property by or for the benefit of Tenant) during the Lease Term. Subject to Section 4.02(c) below, such payment shall be made at least ten (10) days prior to the delinquency date of the taxes. Within such ten (10) day period, Tenant shall furnish Landlord with satisfactory evidence that the real property taxes have been paid. Landlord shall reimburse Tenant for any real property taxes paid by Tenant covering any period of time prior to or after the Lease Term or the amount of Landlord’s increase as defined in (b). If Tenant fails to pay the real property taxes when due, Landlord may pay the taxes and Tenant shall reimburse Landlord for the amount of such tax payment as Additional Rent.

(b)           Definition of “Real Property Tax.” “Real property tax” means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Property: (ii) any tax on the Landlord’s right to receive, or the receipt of, rent or income from the Property or against Landlord’s business of leasing the Property; (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any tax imposed upon this transaction or based upon a re-assessment of the Property due to a change of ownership, as defined by applicable law, or other transfer of all or part of Landlord’s interest in the Property; and (v) any charge or fee replacing any tax previously included within the definition of real property tax. “Real property tax” does not, however, include (1) Landlord’s federal or state income, franchise, inheritance or estate taxes or (2) Landlord’s increase which shall mean any increase in “Real property tax” that is the result of a revaluation caused by a transfer of the Property.

(c)           Joint Assessment. If the Property is not separately assessed, Landlord shall reasonably determine Tenant’s share of the real property tax payable by Tenant under Section 4.02(a) from the assessor’s worksheets or other reasonably available information. Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord’s written statement.

(d)           Personal Property Taxes.

(i)            Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall try to have personal property taxed separately from the Property.

(ii)           If any of Tenant’s personal property is taxed with the Property, Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

Section 4.03. Utilities. Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant’s proportionate share of the cost of such utilities and services and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord’s written statement.

Section 4.04. Insurance Policies.

(a)           Liability Insurance. During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property, Tenant shall name Landlord as an additional insured under such policy. The initial amount of such insurance shall be Two Million Dollars ($2,000,000) per occurrence and shall be subject to periodic increase based upon inflation, increased liability awards, recommendation of Landlord’s professional insurance advisers and other relevant factors. The liability insurance obtained by Tenant under this Section 4.04(a) shall (i) be primary and non-contributing; (ii) contain cross-liability endorsements; and (iii) insure Landlord against Tenant’s performance under Section 5.04, if the matters giving rise to the indemnity under Section 5.04 result from the negligence of Tenant. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease. Landlord may also obtain comprehensive public liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Property.

(b)           Property and Rental Income Insurance. During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Property in the full amount of its replacement cost. Such policy shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils, including earthquake sprinkler leakage, which Landlord deems reasonably necessary. Landlord shall have the right to obtain flood and earthquake insurance. Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed by Tenant on the Property. During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one year’s Base Rent, plus estimated real property taxes and insurance premiums. Tenant shall not do or permit anything to be done which invalidates any such insurance policies.

(c)           Payment of Premiums.

(i)            Tenant shall pay for the insurance policy described in Section 4.04(a).

(ii)           Tenant shall pay all premiums for the insurance policies described in Section 4.04(b) (whether obtained by Landlord or Tenant) within fifteen (15) days after Tenant’s receipt of a copy of the premium statement or other evidence of the amount due. If insurance policies maintained by Landlord cover improvements on real property other than the Property, Landlord shall deliver to Tenant a statement of the premium applicable to the Property showing in reasonable detail how Tenant’s share of the premium was computed. If the Lease Term expires before the expiration of an insurance policy maintained by Landlord. Tenant shall be liable for Tenant’s prorated share of the insurance premiums. Before the Commencement Date, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under this Section 4.04. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy.

(d)           General Insurance Provisions.

(i)            Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days’ written notice prior to any cancellation or modification of such coverage.

(ii)           If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is canceled or modified during the Lease Term without Landlord’s consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.

(iii)          Tenant shall maintain all insurance required under this Lease with companies holding a “General Policy Rating” of A-12 or better, as set forth in the most current issue of “Best Key Rating Guide”. Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.04 may not be available in the future. Tenant acknowledges that the insurance described in Section 4.04(b) is for the primary benefit of Landlord. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant’s type of business, as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord’s or Tenant’s interests. Therefore, Tenant shall obtain any such additional property or liability insurance which Tenant deems necessary to protect Landlord and Tenant.

Section 4.05. Late Charges. Tenant’s failure to pay rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Property. Therefore, if Landlord does not receive any rent payment within ten (10) days after it becomes due, Tenant shall pay Landlord a late charge equal to seven percent (7%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.

Section 4.06. Interest on Past Due Obligations. Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of twelve percent (12%) per annum from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

Section 4.07. Impounds for Insurance Premiums and Real Property Taxes. Not Applicable.

Section 4.08. Subrogation Provision. Anything to the contrary in this Lease notwithstanding, neither party, nor its officers, directors, employees, agents or Invitees, nor, in case of Tenant, its subtenants, shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, when such loss is caused by any of the perils which are or could be insured against under a standard policy of full replacement cost insurance for fire, theft and all risk coverage, or losses under workers’ compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees (this clause shall not apply, however, to any damage caused by intentionally wrongful actions or omissions); provided, however, that if, by reason of the foregoing waiver, either party shall be unable to obtain any such insurance, such waiver shall be deemed not to have been made by such party and, provided further, that if either party shall be unable to obtain any such insurance without the payment of an additional premium therefor, then, unless the party claiming the benefit of such waiver shall agree to pay such party for the cost of such additional premium within thirty (30) days after notice setting forth such requirement and the amount of the additional premium, such waiver shall be of no force and effect between such party and such claiming party. Each party shall use reasonable efforts to obtain such insurance from a company that does not charge an additional premium or, if that is not possible, one that charges the lowest additional premium. Each party shall give the other party notice at any time when it is unable to obtain insurance with such a waiver of subrogation without the payment of an additional premium and the foregoing waiver shall be effective until thirty (30) days after notice is given. Each party represents that its current insurance policies allow such waiver.

ARTICLE FIVE: USE OF PROPERTY

Section 5.01. Permitted Uses. Tenant may use the Property only for the Permitted Uses set forth in Section 1.06 above.

Section 5.02. Manner of Use. Tenant shall not cause or permit the Property to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which annoys or interferes with the rights of tenants of the Project, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits, including a Certificate of Occupancy, required for Tenant’s occupancy of the Property and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property, including the Occupational Safety and Health Act.

Section 5.03. Signs and Auctions. Tenant shall not place any signs on the Property without Landlord’s prior written consent. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property.

Section 5.04. Indemnity. Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from: (a) Tenant’s use of the Property; (b) the conduct of Tenant’s business or anything else done or permitted by Tenant to be done in or about the Property, including any contamination of the Property or any other property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (c) any breach or default in the performance of Tenant’s obligations under this Lease; (d) any misrepresentation or breach of warranty by Tenant under this Lease; or (e) other acts or omissions of Tenant. Tenant shall defend Landlord against any such cost, claim or liability at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in connection with any such claim. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Property arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord’s gross negligence or willful misconduct. As used in this Section, the term “Tenant” shall include Tenant’s employees, agents, contractors and invitees, if applicable.

Section 5.05. Landlord’s Access. Landlord or its agents may enter the Property at all reasonable times to show the Property to potential buyers, investors or tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary. Landlord shall give Tenant prior notice of such entry, except in the case of an emergency. Landlord may place customary “For Sale” or “For Lease” signs on the Property.

Section 5.06. Quiet Possession. If Tenant pays the rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Property for the full Lease Term, subject to the provisions of this Lease.

ARTICLE SIX: CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.01. Existing Conditions. Tenant accepts the Property in its condition as of the execution of the Lease, subject to all recorded matters, laws, ordinances, and governmental regulations and orders. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property and is not relying on any representations of Landlord or any Broker with respect thereto.

Section 6.02. Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property or upon other portions of the Project, or from other sources or places; or (d) any act or omission of any other tenant of the Project. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 6.02 shall not, however, exempt Landlord from liability for Landlord’s gross negligence or willful misconduct.

Section 6.03. Landlord’s Obligations. Subject to the provisions of Article Seven (Damage or Destruction) and Article Eight (Condemnation), Landlord shall have absolutely no responsibility to repair, maintain or replace any portion of the Property at any time, except that Landlord shall be responsible for the maintenance of the exterior walls, roof and foundation. Landlord agrees to install at its cost a wall air conditioner unit of up to a maximum of 20,000 BTUs in the front office within sixty (60) days of the commencement of this Lease. Tenant waives the benefit of any present or future law which might give Tenant the right to repair the Property at Landlord’s expense or to terminate the Lease due to the condition of the Property.

Section 6.04. Tenant’s Obligations.

(a)           Except as provided in Article Seven (Damage or Destruction) and Article Eight (Condemnation), Tenant shall keep all portions of the Property in good order, condition and repair (Including interior repainting and refinishing, as needed, and repairs or replacement required by fire, earthquake or other code requirements). If any portion of the Property or any system or equipment in the Property which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Property or system or equipment in the Property, regardless of whether the benefit of such replacement extends beyond the Lease Term. Tenant shall maintain a preventive maintenance contract providing for the regular inspection and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor. If any part of the Property or the Project is damaged by any act or omission of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property. It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Property which Tenant is obligated to maintain in an attractive, first-class and fully operative condition.

(b) Tenant shall fulfill all of Tenant’s obligations under this Section 6.04 at Tenant’s sole expense. If Tenant fails to maintain, repair or replace the Property as required by this Section 6.04, Landlord may, upon ten (10) days prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand.

Section 6.05. Alterations, Additions, and Improvements.

(a) Tenant shall not make any alterations, additions, or improvements to the Property without Landlord’s prior written consent, except for non-structural alterations which do not exceed Ten Thousand Dollars ($10,000) in cost cumulatively over the Lease Term and which are not visible from the outside of any building of which the Property is part. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Section 6.05(a) upon Landlord’s written request. All alterations, additions, and improvements shall be done in a good and workmanlike manner, In conformity with all applicable laws and regulations, and by a contractor approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, and proof of payment for all labor and materials.

(b) Tenant shall pay when due all claims for labor and material furnished to the Property. Tenant shall give Landlord at least twenty (20) days’ prior written notice of the commencement of any work on the Property, regardless of whether Landlord’s consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Property.

Section 6.06. Condition upon Termination. Upon the termination of the Lease, Tenant shall surrender the Property to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord’s consent) prior to the expiration of the Lease and to restore the Property to its prior condition, all at Tenant’s expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant’s machinery or equipment which can be removed without material damage to the Property. Tenant shall repair, at Tenant’s expense, any damage to the Property caused by the removal of any such machinery or equipment. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property) without Landlord’s prior written consent any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment and decorations.

The term “ordinary wear and tear” shall mean wear and tear which manifests itself solely through normal use and the passage of time, such as may be caused by foot traffic, wear to carpets and fading of painted surfaces, settlement of the building and other geologic condition. Ordinary wear and tear shall not include any damage or deterioration that could have been prevented by Tenant performing all of its obligations under this Lease. For the purpose of this Lease, items of wear which are not ordinary include, but are not limited to, the following (other than items as may have been caused by Landlord’s acts or omissions or are Landlord’s obligation to maintain, repair and/or replace pursuant to this Lease), which items shall be Tenant’s obligation to repair and correct: (i) damage to or defacement of walls, partitions, floors, ceilings, roof, landscaping, pavements, columns, mechanical, electrical, and plumbing equipment, doors, or other components of the Premises (ii) excessively soiled, stained or marked surfaces; (iii) damage caused by the installation of or removal of Tenant’s trade fixtures, furnishings, equipment, alterations or utility installations; (iv) the removal of Tenant’s signs and the restoration of any area or surface affected by such signs and/or utility installations, and (v) any defects to the Premises which developed subsequent to the Commencement Date and which are otherwise Tenant’s obligation to repair pursuant to this Lease.

Section 6.07. Hazardous Materials. Tenant shall not cause or permit any Hazardous Material (as defined below) to be brought upon, kept or used in or about the Property by Tenant, its agents, employees, contractors or invitees, without the prior written consent of Landlord (which Landlord shall not unreasonably withhold as long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant’s business and will be used, kept and stored in a manner that complies with all laws, rules, statutes and ordinances regulating any such hazardous Material so brought upon or used or kept in or about the Property). If Tenant breaches the obligations stated above in this Paragraph, or if the presence of Hazardous Material on or about the Property caused or permitted by Tenant results in contamination of the Property, or if contamination of the Property or surrounding area by Hazardous Material otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Property or the building which is part of the Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property, damages arising from any adverse impact on marketing of space in the building, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the term of this Lease as a result of such contamination. This Indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on, under or about the Property. Without limiting the foregoing, if the presence of any Hazardous Material on or about the Property caused or permitted by Tenant results in any contamination of the Property or surrounding area, or causes the Property or surrounding area to be in violation of any laws, rules, statutes or ordinances. Tenant shall promptly take all actions at its sole expense as are necessary to return the Property and surrounding area to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Property or surrounding area.

As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste,” or “restricted hazardous waste” under Sections 25115, 25117, or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Sec. 1317), (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq. (42 U.S.C. Sec. 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601 et seq. (42 U.S.C. Sec. 6901).

ARTICLE SEVEN: DAMAGE OR DESTRUCTION

Section 7.01. Partial Damage to Property.

(a)           Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Property. If the Property is only partially damaged (i.e., less than twenty percent (20%) of the Property is untenantable as a result of such damage or less than twenty percent (20%) of Tenant’s operations are materially impaired) and if the proceeds received by Landlord from the insurance policies described in Section 4.04(b) are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord may elect (but is not required) to repair any damage to Tenant’s fixtures, equipment, or improvements.

(b)           If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Landlord maintains under Section 4.04(b). Landlord may elect either to (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within sixty (60) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage, Tenant shall pay Landlord the “deductible amount” (if any) under Landlord’s insurance policies and, if the damage was due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord. If Landlord elects to terminate this Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Property and any building in which the Property is located, Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord’s termination notice.

(c)           If the damage to the Property occurs during the last six (6) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage.

Section 7.02. Substantial or Total Destruction. If the Property is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Property is greater than partial damage as described in Section 7.01), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred.

Section 7.03. Temporary Reduction of Rent. If the Property is destroyed or damaged and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article Seven, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Property is impaired. However, the reduction shall not exceed the amount of Insurance proceeds payable to Landlord by its insurance carrier to replace the loss of Base Rent, insurance proceeds and real estate taxes. Except for such possible reduction in Base Rent, insurance premiums and real property taxes, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Property.

Section 7.04. Waiver. Tenant waives the protection of any statute, code or judicial decision which grants a tenant the right to terminate a lease in the event of the substantial or total destruction of the leased property. Tenant agrees that the provisions of Section 7.02 above shall govern the rights and obligations of Landlord and Tenant in the event of any substantial or total destruction to the Property.

ARTICLE EIGHT: CONDEMNATION

If all or any portion of the Property is taken under the power of eminent domain or sold under the threat of that power (all of which are called “Condemnation”), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the floor area of the building in which the Property is located, or which is located on the Property, is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Property. Any Condemnation award or payment shall be distributed in the following order: (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Property, the amount of its interest in the Property; (b) second, to Tenant, only the amount of any award specifically designated for loss of or damage to Tenant’s trade fixtures or removable personal property; and (c) third, to Landlord, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise. If this Lease is not terminated, Landlord shall repair any damage to the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord’s expense. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of the Landlord, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as several damages.

ARTICLE NINE: ASSIGNMENT AND SUBLETTING

Section 9.01. Landlord’s Consent Required. No portion of the Property or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord’s prior written consent, except as provided in Section 9.02 below. Landlord has the right to grant or withhold its consent as provided in Section 9.04 below. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease. If Tenant is a partnership, any cumulative transfer of more than twenty percent (20%) of the partnership interests shall require Landlord’s consent. If Tenant is a corporation, any change in the ownership of a controlling interest of the voting stock of the corporation shall require Landlord’s consent.

Section 9.02. No Release of Tenant. No transfer permitted by this Article Nine, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article Nine. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s transferee defaults under this Lease. Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease.

Section 9.03. Offer to Terminate. If Tenant desires to assign the Lease or sublease the Property, Tenant shall have the right to offer, in writing, to terminate the Lease as of a date specified in the offer. If Landlord elects in writing to accept the offer to terminate within twenty (20) days after notice of the offer, the Lease shall terminate as of the date specified and all the terms and provisions of the Lease governing termination shall apply. If Landlord does not so elect, the Lease shall continue in effect until otherwise terminated and the provisions of Section 9.04 with respect to any proposed transfer shall continue to apply.

Section 9.04. Landlord’s Consent.

(a)           Tenant’s request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to withhold consent, if reasonable, or to grant consent, based on the following factors: (i) the business of the proposed assignee or subtenant and the proposed use of the Property; (ii) the net worth and financial reputation of the proposed assignee or subtenant; (iii) Tenant’s compliance with all of its obligations under the Lease; and (iv) such other factors as Landlord may reasonably deem relevant.

(b)           If Tenant assigns or subleases, the following shall apply:

(i)            Tenant shall pay to Landlord as Additional Rent under the Lease the Landlord’s Share (stated in Section 1.12) of the Profit (defined below) on such transaction as and when received by Tenant, unless Landlord gives written notice to Tenant and the assignee or subtenant that Landlord’s Share shall be paid by the assignee or subtenant to Landlord directly. The “Profit” means (A) all amounts paid to Tenant for such assignment or sublease, including “key” money, monthly rent in excess of the monthly rent payable under the Lease, and all fees and other consideration paid for the assignment or sublease, including fees under any collateral agreements, less (B) costs and expenses directly incurred by Tenant in connection with the execution and performance of such assignment or sublease for real estate broker’s commissions and costs of renovation or construction of tenant Improvements required under such assignment or sublease. Tenant is entitled to recover such costs and expenses before Tenant is obligated to pay the Landlord’s Share to Landlord. The Profit in the case of a sublease of less than all the Property is the rent allocable to the subleased space as a percentage on a square footage basis.

(ii)           Tenant shall provide Landlord a written statement certifying all amounts to be paid from any assignment or sublease of the Property within thirty (30) days after the transaction documentation is signed, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statement. On written request, Tenant shall promptly furnish to Landlord copies of all the transaction documentation, all of which shall be certified by Tenant to be complete, true and correct. Landlord’s receipt of Landlord’s Share shall not be a consent to any further assignment or subletting. The breach of Tenant’s obligation under this Section 9.04(b) shall be a material default of the Lease.

Section 9.05. No Merger. No merger shall result from Tenant’s sublease of the Property under this Article Nine. Tenant’s surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord under any or all subtenancies.

Section 9.06. Landlord Default. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default. Tenant’s sole remedy shall be limited to the recovery of damages and/or the receipt of an injunction.

ARTICLE TEN: DEFAULTS; REMEDIES

Section 10.01. Covenants and Conditions. Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

Section 10.02. Defaults. Tenant shall be in material default under this Lease:

(a)           If Tenant abandons the Property or if Tenant vacates the Property;

(b)           If Tenant fails to pay rent or any other charge, interest or fee within five (5) days of the date when due;

(c)           If Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its completion. However, Landlord shall not be required to give such notice if Tenant’s failure to perform constitutes a non-curable breach of this Lease. The notice required by this Section is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

(d)           (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant’s assets located at the Property or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subparagraph (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.

(e)           If any guarantor of the Lease revokes or otherwise terminates, or purports to revoke or otherwise terminate, any guaranty of all or any portion of Tenant’s obligations under the Lease. Unless otherwise expressly provided, no guaranty of the Lease is revocable.

Section 10.03. Remedies. On the occurrence of any material default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

(a)           Terminate Tenant’s right to possession of the Property by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Tenant would have paid for the balance of the Lease term after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Property after such default, the cost of recovering possession of the Property, expenses of reletting, including necessary renovation or alteration of the Property. Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the rate of fifteen percent (15%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant has abandoned the Property, Landlord shall have the option of (i) retaking possession of the Property and recovering from Tenant the amount specified in this Section 10.03(a), or (ii) proceeding under Section 10.03(b);

(b)           Exercise the remedy described in California Civil Code Section 1951.4 (Lessor May Continue Lease in Effect After Lessee’s Breach and Abandonment and Recover Rent as it Becomes Due, if Lessee has Right to Sublet or Assign, Subject Only to Reasonable Limitations);

(c)           Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

Section 10.04. Repayment of “Free” Rent. If this Lease provides for a postponement of any monthly rental payments, a period of “free” rent or other rent concession, such postponed rent or “free” rent is called the “Abated Rent”. Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Lease Term only if Tenant has fully, faithfully, and punctually performed all of Tenant’s obligations hereunder, including the payment of all rent (other than the Abated Rent) and all other monetary obligations and the surrender of the Property in the physical condition required by this Lease. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under this Lease. If Tenant defaults and does not cure within any applicable grace period, the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such rent abatement or other rent concession. In such case Abated Rent shall be calculated based on the full initial rent payable under this Lease.

Section 10.05. Automatic Termination. Notwithstanding any other term or provision hereof to the contrary, the Lease shall terminate on the occurrence of any act which affirms the Landlord’s intention to terminate the Lease as provided in Section 10.03 hereof, including the filing of an unlawful detainer action against Tenant. On such termination, Landlord’s damages for default shall include all costs and fees, including reasonable attorneys’ fees that Landlord incurs in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to the Lease; the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant; or the pursuing of any action with respect to Landlord’s right to possession of the Property. All such damages suffered (apart from Base Rent and other rent payable hereunder) shall constitute pecuniary damages which must be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.

Section 10.06. Cumulative Remedies. Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

ARTICLE ELEVEN: PROTECTION OF LENDERS

Section 11.01. Subordination. Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Property or the Lease. Tenant shall execute such further documents and assurances as such lender may require, and which may include provisions to the effect that this Lease will not be amended, surrendered or terminated without the lender’s consent, that rent will not be prepaid more than one (1) month in advance, and that the lender will not be subject to any offsets or claims for monies previously paid to Landlord by Tenant or for any damages caused by Landlord, Subject to the approval of the lender, Tenant’s right to quiet possession of the Property during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

Section 11.02. Attornment. If Landlord’s interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale or by deed in lieu of foreclosure, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord’s interest.

Section 11.03. Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so. If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

Section 11.04. Estoppel Certificates.

(a)           Upon Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii)the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or the Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord’s request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Property. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

(b)           If Tenant does not deliver such statement to Landlord within such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

Section 11.05. Tenant’s Financial Condition. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as Landlord reasonably requires to verify the net worth of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Property. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

ARTICLE TWELVE: LEGAL COSTS

Section 12.01. Legal Proceedings. If Tenant or Landlord shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. The losing party in such action shall pay such attorneys’ fees and costs. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any Interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or any party claiming under Tenant or that relate to the Property, or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs Landlord incurs in any such claim or action.

Section 12.02. Landlord’s Consent. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

ARTICLE THIRTEEN: MISCELLANEOUS PROVISIONS

Section 13.01. Non-Discrimination. Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Property or any portion thereof.

Section 13.02. Landlord’s Liability; Certain Duties.

(a)           As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Property or Project or the leasehold estate under a ground lease of the Property or Project at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such Interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

(b)           Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

Section 13.03. Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

Section 13.04. Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Property with Tenant’s expressed or implied permission.

Section 13.05. Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

Section 13.06. Notices. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. In lieu of mailing, either party may cause delivery of such notices, demands and requests to be made by personal service, telegram or air freight, provided that written proof of delivery is given to the sender. Notices to Tenant shall be delivered to the address specified in Section 1.03 above, except that upon Tenant’s taking possession of the Property, the Property shall be Tenant’s address for notice purposes. Notices to Landlord shall be delivered to the address specified in Section 1.02 above. All notices shall be effective upon delivery or on the date delivery is refused by the receiving party. Either party may change its notice address upon written notice to the other party.

Section 13.07. Waivers. All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

Section 13.08. No Recordation. Tenant shall not record this Lease without prior written consent from Landlord. However, either Landlord or Tenant may require that a “Short Form” memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all transfer taxes and recording fees.

Section 13.09. Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Property is located shall govern this Lease.

Section 13.10. Corporate Authority; Partnership Authority. If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant’s Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner’s withdrawal or addition. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant’s recorded statement of partnership or certificate of limited partnership.

Section 13.11. Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

Section 13.12. Force Majeure. If Landlord cannot perform any of its obligations due to events beyond Landlord’s control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

Section 13.13. Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

Section 13.14. Survival. All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

Section 13.15. Option to Extend Lease.

(a)           Tenant shall have one (1) two (2)year option to extend the term of this Lease (the “Option”) on the terms and conditions set forth herein. The two year option period shall be referred to herein as an “Extended Term.” Tenant shall be required to give Landlord written notice of its intention to exercise its option at least four (4) months prior to the expiration of the initial Term.

(b)           The Option shall be personal to Tenant and may not be, voluntarily or involuntarily, exercised by or assigned to any person or entity other than Tenant.

(c)           The period of time within which the Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option prior to satisfaction of the foregoing conditions precedent. All rights of Tenant to any extension shall terminate and be of no further force or effect even after Tenant’s due and timely exercise thereof if, after such exercise, but prior to the commencement date of the Extended Term in question: (1) Tenant falls to pay to Landlord a monetary obligation of Tenant for a period of ten (10) days after such obligation becomes due (without any necessity of Landlord to give notice thereof to Tenant); (2) Tenant fails to commence to cure a material non-monetary default within thirty (30) days after Landlord gives written notice to Tenant of such default; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be in default if it begins such cure within the thirty (30) day period described above and, thereafter, diligently prosecutes such cure to completion; or (3) Landlord gives to Tenant three (3) or more notices of default (and Tenant was in fact in default in such instances) during the initial lease Term or applicable Extended Term, whether or not such defaults are cured. Landlord’s waiver of its right to terminate this Lease due to Tenant’s default in any instance shall not be deemed a waiver of the foregoing conditions precedent and conditions subsequent to the exercise of the Option.

[Signatures on following page]

Landlord and Tenant have signed this Lease at the place and on the dates specified adjacent to their signatures below.

Dated: October , 2006	“LANDLORD”
VINAIGRETTES, LLC

By:

Dated: October , 2006	“TENANT”
ORGANIC HOLDING COMPANY, INC., a Delaware corporation

By:
Jason Brown Chief Executive Officer

EXHIBIT B

OFFER LETTER

ORGANIC HOLDING COMPANY, INC.
601 Union Street, Suite 3700
Seattle WA 98101

October        , 2006

Mr. Dan Karzen
c/o Vinaigrettes
126 South Glendale Boulevard
Los Angeles, CA 90026

Dear Dan:

Organic Holding Company, Inc., a Delaware corporation (the “Company”) is pleased to offer you employment on the following terms:

1.             Position. You will serve in a full-timecapacity as the California Catering Manager of the Company. You will be a key team member in the further development of the Company’s delivery and casual catering business. You will report to the Chief Executive Officer. This is an exempt position. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2.             Salary. You will be paid a salary at the annual rate of $100,000, payable in semi-monthly installments in accordance with the Company’s standard payroll practices. This salary will be subject to increase pursuant to the Company’s employee compensation policies in effect from time to time.

3.             Incentive Stock Options. Subject to approval by the Company’s Board of Directors, the Company will grant you stock options to purchase 85,000 shares of the Company’s Common Stock for $0.12 per share. It is intended that these options will qualify, to the extent allowable under the Internal Revenue Code of 1986 (the “Code”),as “incentive stock options” within the meaning of Section 422 of the Code. The options will vest over four years: (a) 25% will vest on October    , 2007; and (b) l/48th of the original grant will vest for each month of service thereafter. The stock options will be subject to the terms and conditions of the Company’s Stock Option Plan and the Company’s standard form of stock option agreement.

4.             Common Stock. Upon the execution and delivery of this letter agreement, the Company shall issue to you 128,205 shares of fully vested Common Stock. These shares shall be valued at $0.12 per share and issued pursuant to a Common Stock Purchase Agreement which provides that you will pay the par value of such shares ($0.001 per share) in cash.

5.             Benefits. You will be eligible for standard Company benefits subject to the terms and conditions set forth in the Employee Handbook and/or the relevant Summary Plan Descriptions, available for your review.

Mr. Dan Karzen
October     , 2006

6.             Period of Employment. Subject to earlier termination as described in this paragraph, the term of your employment will be for one (1) year from the date of this letter (the “Term”). Subject to paragraph 7 (Termination Without Cause), your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

7.             Termination Without Cause. If the Company terminates your employment during the Term without Cause (as hereinafter defined), then the Company shall continue to pay your salary in installments for the balance of the Term in accordance with the Company’s standard payroll practices if you sign a written release of all claims against the Company arising from your employment and the termination of your employment. For purposes of this letter agreement, “Cause” shall mean and be limited to:

(i)            An unauthorized use or disclosure by you of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; or

(ii)           Your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

This, however, shall not be an exclusive list of all acts or omissions that the Company may consider as grounds for your termination without Cause.

8.             Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. Notwithstanding any other provision of this letter to the contrary, the Company acknowledges that you will devote some of your time to the winding down of Vinaigrettes LLC and the management of 126 South Glendale Boulevard, Los Angeles, CA 90026, and that you may engage in personal investments provided that they do not materially interfere with the performance of your duties.

9.             Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

10.           Entire Agreement. This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

Mr. Dan Karzen
October    , 2006

11.           Amendment and Governing Law.  This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

12.           Attorneys’ Fees.  If either party to this letter commences any legal action, suit, counterclaim, appeal, or other proceeding (an “Action”) against the other party to this letter to enforce or interpret any of its terms, because of an alleged breach, default, or misrepresentation in connection with any of its terms, or because of a claim arising out of the terms of this letter, the losing or defaulting party shall pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such Action.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating this letter and returning it to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on October 27, 2006,

We look forward to having you join us.

Very truly yours,

ORGANIC HOLDING COMPANY, INC. a Delaware corporation

By:	/s/ Jason Brown
Jason Brown, Chief Executive Officer

I have read and accept this employment offer:

DAN KARZEN

Dated: 27th October, 2006